Exhibit 10.2

November 12, 2026

Kate Bueker

[***]

[***]

Dear Kate,

This Letter Agreement (“Agreement”) confirms our agreement regarding your planned retirement and transition from the role of Chief Financial Officer of HubSpot, Inc. (the “ Company ”) to a non-executive advisory role, and the terms that will apply during and after that transition.

You currently serve as the Company’s Chief Financial Officer pursuant to your offer letter with the Company dated May 14, 2018 (the “Offer Letter”). You are also party to the Company’s Executive Severance Plan as a Tier 2 Executive pursuant to a participation letter dated April 16, 2025 (together with the Executive Severance Plan attached thereto as Exhibit A, the “Severance Plan”).

1. Transition From Chief Financial Officer Role

Effective as of February 11, 2027 (the “Transition Date”), you will step down from the position of Chief Financial Officer of the Company and from any other officer or similar positions you hold with the Company and its subsidiaries and affiliates, and you will cease to be an “executive officer” of the Company for purposes of applicable securities laws and the Company’s governance policies.

Effective as of the Transition Date, you will transition to the non-executive role of advisor to the Company (the “ Advisor Role ”), reporting to the Chief Executive Officer or such other person as the Company may designate. Your at-will employment with the Company will continue through the Transition Date and until December 31, 2027 (the “Separation Date”). During the period beginning on the Transition Date and ending on the Separation Date (the “Advisor Period”), you will provide such transition, advisory, and other support services to the Company as the Chief Executive Officer may reasonably request from time to time, consistent with the non-executive, advisory nature of the Advisor Role.

Prior to the Transition Date, you will continue to be covered under the Company’s existing directors and officers liability insurance policy (the “D&O Policy”) on the same basis as immediately prior to the date of this Agreement, consistent with your role as an executive officer of the Company. Effective as of the Transition Date, the Company will add you as an individually named insured under the D&O Policy, and will maintain such individual coverage for you through the Separation Date, in each case subject to the terms, conditions, and exclusions of the D&O Policy as in effect from time to time.

2. Compensation and Benefits

You shall continue to receive all current pay, benefits and equity vesting applicable to your Chief Financial Officer role through the Transition Date. During the Advisor Period, the Company will also continue to pay your base salary at the rate, and in accordance with the same payroll practices, as in effect immediately prior to the Transition Date. You will receive your bonus payment for H2 2026 in the normal course, with payment on the company-wide payout date. You are not eligible for a 2027 bonus payment.

In addition, your outstanding equity awards will remain outstanding and will continue to vest in accordance with their existing vesting schedules throughout the Advisor Period, and, except as provided herein, subject to the terms of the applicable award agreements and the equity plans under which such awards were granted. Service in the Advisor Role will be treated as continued service for purposes of vesting of your outstanding equity awards.

During the Advisor Period, you will remain eligible to participate in the Company’s employee benefit plans on the same basis as immediately prior to the Transition Date, subject to the terms of those plans as in effect from time to time and any changes applicable to similarly situated employees generally.

You acknowledge and agree that, effective as of the Transition Date, you will cease to be a “Covered Executive” or “Tier 2 Executive” under, and will no longer participate in or be eligible for any payments or benefits under, the Severance Plan, including upon any termination of your employment with the Company on or after the Transition Date, whether in connection with a Change in Control or otherwise. Your participation in the Severance Plan will terminate in its entirety as of the Transition Date, and, except as provided below, the Severance Plan will have no further application to you from and after that date. For the avoidance of doubt, any notice you are required to provide regarding your planned retirement and transition shall not constitute a voluntary resignation without Good Reason for purposes of this Agreement or any other agreement with the Company.

3. At-Will Employment/Termination Prior to Separation Date

Nothing in this Agreement changes the at-will nature of your employment with the Company. Either the Company or you may terminate your employment at any time prior to the Separation Date, with or without Cause or notice, subject to applicable law. Notwithstanding the foregoing, if your employment and/or service is terminated prior to the Separation Date for any reason other than a termination by the Company for “Cause” (as defined in the Severance Plan) or by you due to voluntary resignation without Good Reason (as defined in the Severance Plan excluding subpart (iii)), then: (i) the unvested portion of each equity award outstanding immediately prior to such termination that would have vested on or before December 31, 2027 had you remained continuously employed through that date will immediately vest and, as applicable, become exercisable or nonforfeitable as of the later of (a) the Separation Date or (b) the effective date of the Separation Agreement and Release (as defined below); and (ii) the Company will pay you, in a single lump sum (less taxes and withholdings) within 30 days following the effective date of the Separation Agreement and Release (as defined below), an amount equal to the aggregate base salary you would have received for the period beginning on the day immediately following such termination and ending on December 31, 2027, calculated using the base salary rate applicable under this Agreement during the Advisor Period. The Company’s obligation to provide you with the acceleration and payments under this Section 3 shall be conditioned upon (i) your execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains a general release of claims in favor of the Company and related persons and entities (with standard exceptions), confidentiality, return of property and non-disparagement provisions, and a reaffirmation of the Continuing Obligations (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the date of termination (or such shorter period set forth in the Separation Agreement and Release).

4. Continuing Obligations

You hereby acknowledge the Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated as of June 18, 2018 (the “Restrictive Covenant Agreement”), that was attached to your Offer Letter.

The Company hereby waives, and will not seek to enforce, the non-competition covenant set forth in Paragraph (b) under the heading “Non-Compete/Non-Solicitation” in the Restrictive Covenant Agreement. Except for the non-competition covenant, you hereby agree, effective as of the date you sign this Agreement, to be bound by all of the remaining terms of the Restrictive Covenant Agreement, including the provisions relating to inventions and patents, proprietary information, non-solicitation of employees, independent contractors, and customers, and the other obligations, representations, and miscellaneous provisions set forth in the Restrictive Covenant Agreement (together, the “Continuing Obligations”), each of which is incorporated into this Agreement by reference as if fully set forth herein, and by signing this Agreement, you hereby execute and agree to be bound by the Continuing Obligations.

5. Miscellaneous

The payments and benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted accordingly. To the extent any payment or benefit constitutes nonqualified deferred compensation subject to Section 409A and is payable upon termination of employment, it will be payable only upon a “separation from service” within the meaning of Section 409A. If you are a “specified employee” within the meaning of Section 409A at such separation from service, any payment or benefit required to be delayed under Section 409A will be paid or provided on the earlier of the date that is six months and one day after your separation from service or your death. Acceleration of vesting under this Agreement will not accelerate settlement of an award subject to Section 409A except as permitted by Section 409A; any such award will be settled on its otherwise applicable payment date.

This Agreement, together with the Restrictive Covenant Agreement and June 2018 Indemnification Agreement, and the other documents referenced herein (including but not limited to your equity award agreements), constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such subject matter. This Agreement may not be amended or modified except by a written instrument signed by both you and the Company.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will continue in full force and effect.

Kate, we are grateful for your leadership as Chief Financial Officer and look forward to your continued contributions in the Advisor Role. To confirm your agreement to the terms set forth in this Agreement, please sign below and return a copy to me.

Sincerely,

HUBSPOT, INC.

By:	/s/ Helen Russell
Name: Helen Russell
Title: Chief People Officer

I agree to the terms set forth in this Agreement.

/s/ Kate Bueker
Kate Bueker

Date: November 12, 2026

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